Exhibit 99.1

                 Alnylam Pharmaceuticals Reports Third
                    Quarter 2007 Financial Results

      - Third Quarter Revenues Doubled Compared with Prior Year -

   - Significant Funding from Roche Deal Contributes to Strong Cash
                      Position of $468 Million -

     - Company Increases 2007 Revenue Guidance to Greater than $45
                               Million -


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Nov. 1, 2007--Alnylam
Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the third quarter of 2007, company highlights, and an update on pipeline goals and financial guidance.

    "The year to date has been transformative for Alnylam as we continue to lead the translation of RNAi into a whole new class of innovative medicines. The Roche alliance was a landmark event for the company and one that significantly advances our efforts to build a leading biopharmaceutical company. The formation of Regulus, our joint venture with Isis for the development of microRNA therapeutics, affords the opportunity to advance a whole new frontier of pharmaceutical research," said John Maraganore, Ph.D., President and Chief Executive Officer of Alnylam. "In addition, our Phase II study of ALN-RSV01 is progressing well with enrollment on track for completion this year and top-line data now expected in the early part of the first quarter next year. Our systemic delivery programs, ALN-PCS01 for hypercholesterolemia and ALN-VSP01 for liver cancer, are progressing in IND-enabling studies, with the timing of an IND for our first systemic RNAi program expected in 2008. In addition, we continue to make progress with our broader discovery and delivery efforts and we expect to expand our development pipeline with the addition of another development program by year-end."

    Cash, Cash Equivalents and Marketable Securities

    At September 30, 2007, Alnylam had cash, cash equivalents and marketable securities of $468.4 million compared to $217.3 million at December 31, 2006, and $120.3 million at September 30, 2006. The significant increase in cash was primarily due to $331.0 million of gross proceeds received from the alliance with Roche that closed in August 2007. These proceeds were partially offset by $27.5 million of license fees payable to licensors, primarily Isis Pharmaceuticals, Inc., as a result of the company's alliance with Roche, a $10.0 million investment in Regulus Therapeutics LLC, as well as the cash operating expenses for the third quarter.

    Net Loss

    The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the third quarter 2007 was $52.8 million or $1.35 per share (which includes $27.5 million or $0.70 per share of license fees due to licensors incurred as a result of the Roche alliance, $7.9 million or $0.20 per share of non-cash stock-based compensation expense, and $5.2 million or $0.13 per share of income tax expense incurred as a result of the sale of the company's German operations to Roche) as compared to $7.4 million or $0.23 per share (which includes $1.7 million or $0.05 per share of non-cash stock-based compensation expense) in the third quarter of 2006. As compared with the prior year period, the increase in net loss is primarily related to unique deal-related costs and income tax expenses incurred as a result of the company's new alliance with Roche and an increase in non-cash stock-based compensation expenses, added to continued investment in the company's pre-clinical and clinical pipeline.

    "Our financial profile has strengthened considerably this quarter with a nearly four-fold increase in our cash position and a doubling of quarterly revenues from the prior year," said Patricia Allen, Vice President, Finance and Treasurer at Alnylam. "Our net loss for the quarter, excluding charges related uniquely to our deal with Roche, is in-line with what we expected for the quarter. We continue to expect that we will end 2007 with over $435 million in cash, and in addition, we now expect our alliance-based revenues to be greater than $45 million for 2007. This solid financial position affords us significant resources to further advance our proprietary and partnered RNAi therapeutic programs as we build our business."

    Revenues

    Revenues in the third quarter of 2007 were $16.3 million compared to $8.2 million during the third quarter of 2006. Included in revenues in the third quarter of 2007 were $6.4 million of net collaboration revenues from the company's alliance with Roche as well as $9.9 million of cost reimbursement and amortization revenues related to the company's collaborations with Novartis, the National Institutes of Health (NIH), Biogen Idec and Merck, InterfeRx(TM), research reagent and services licensees, and other sources. The two-fold increase of revenues is a result of the company's expanded number of alliances and collaborations, primarily its recent alliance with Roche that closed during August 2007. The company expects its revenues to continue to increase in the fourth quarter as it will include a full quarter of net revenues from Roche which is expected to be approximately $11.0 million.

    Research and Development Expenses

    Research and development (R&D) expenses were $59.6 million in the third quarter of 2007, which included $5.7 million of non-cash stock-based compensation, as compared to $12.7 million in the third quarter of 2006, which included $0.9 million of non-cash stock-based compensation. The increase was due primarily to $27.5 million of license fees payable to the company's licensors, primarily Isis, as a result of the company's alliance with Roche. The increase in R&D expenses was also due to higher external service costs in support of the company's clinical program for RSV infection, which is in Phase II clinical trials, as well as the company's pre-clinical programs for the treatment of hypercholesterolemia and liver cancer. Also contributing to the increase were expenses associated with the company's delivery-related collaborations. The significant increase in non-cash stock-based compensation charges in the third quarter of 2007 was primarily related to charges incurred in connection with the sale of the company's German operations to Roche.

    General and Administrative Expenses

    General and administrative (G&A) expenses were $8.0 million in the third quarter of 2007, which included $2.3 million of non-cash stock-based compensation, compared to $4.1 million in the third quarter of 2006, which included $0.8 million of non-cash stock-based compensation. The increase in G&A expenses was due primarily to higher professional service fees as a result of increased business activities, including the company's recent alliance with Roche and the Regulus joint venture with Isis. The significant increase in non-cash stock-based compensation charges in the third quarter of 2007 was primarily related to charges incurred in connection with the sale of the company's German operations to Roche.

    Regulus Therapeutics; Joint Venture with Isis Pharmaceuticals

    During the third quarter of 2007 the company made a $10.0 million investment in Regulus, a joint venture with Isis for the discovery, development, and commercialization of microRNA therapeutics. The company is funding the first $10.0 million of losses of Regulus and has capitalized its investment in Regulus on its balance sheet. The company incurred a $0.1 million equity loss in joint venture in its income statement related to the company's share of losses incurred by Regulus in the third quarter of 2007.

    Income Tax Expense

    As a result of the company's sale of its German operations to Roche in August 2007 for $15.0 million, the company recorded non-cash income tax expenses of $5.2 million in the third quarter of 2007. The company expects to pay approximately $3.0 million of this amount in early 2008 to the German tax authorities.

    2007 Financial Guidance

    Alnylam continues to expect that its cash, cash equivalents and marketable securities balance will be greater than $435 million at December 31, 2007. Due to new alliances completed year to date, the company is increasing its alliance-based revenue goal for the year from $25 million to greater than $45 million.

    Third Quarter 2007 and Recent Corporate Highlights

    Product Pipeline and Scientific Leadership Highlights

    -- Update on Progress with ALN-RSV01 for RSV Infection. Alnylam's most advanced development program is ALN-RSV01 for the treatment of RSV infection, where previously reported data have demonstrated robust pre-clinical efficacy in animal models and human tolerability in Phase I intranasal studies. Alnylam's Phase I inhalation trial with ALN-RSV01 has completed enrollment and the company plans to present data from this safety trial by the end of the year. In the second quarter of this year, the company initiated a Phase II study in experimentally infected adults to evaluate safety, tolerability, and anti-viral activity of treatment with ALN-RSV01. Enrollment in this double-blind, placebo-controlled clinical trial is nearly complete with 74 of the planned 88 subjects enrolled in the study and full enrollment on track for completion in December. Following completion of enrollment, database lock, study un-blinding and analysis of results, the company now expects to present results from this study early in the first quarter of 2008.

    -- Update on Progress with PCSK9 Program for Hypercholesterolemia. Alnylam presented new pre-clinical data at the XVI International Symposium on Drugs Affecting Lipid Metabolism from its hypercholesterolemia program with an RNAi therapeutic targeting PCSK9, where its lead development candidate is ALN-PCS01. Alnylam scientists and collaborators presented non-human primate data demonstrating efficient silencing of PCSK9, which was associated with rapid and durable reduction in LDL ("bad") cholesterol levels by 40 to 60 percent.

    -- Advancement of Systemic RNAi Therapeutic Programs. Alnylam's systemic RNAi therapeutic programs include ALN-PCS01 for the treatment of hypercholesterolemia and ALN-VSP01 for the treatment of liver cancers and potentially other solid tumors. As these are the company's first systemic delivery programs, the timing of an investigational new drug (IND) application is dependent on many development efforts, including the use of systemic RNAi formulations and results of toxicology studies which are currently ongoing. The company now expects to file an IND for its first systemic RNAi program in 2008.

    -- Continued Demonstration of Scientific Leadership. Alnylam continued its scientific leadership through publication and presentation of peer-reviewed research. Publications which appeared during the period include:

        -- "Mechanisms and optimization of in vivo delivery of lipophilic siRNAs" Wolfrum et al. Nature Biotechnology, 25, 1149-1157 (2007);

        -- "Effective RNAi-mediated gene silencing without interruption of the endogenous microRNA pathway" John et al. Nature, 449, 745-747 (2007);

        -- "Therapeutic silencing of mutant huntingtin with siRNA attenuates striatal and cortical neuropathology and behavioral deficits" DiFiglia et al. PNAS 104, 17204-17209
            (2007); and,

        -- "Mouse cytomegalovirus microRNAs dominate the cellular small RNAs profile during lytic infection and show features of post-transcriptional regulation" Doelken et al. Journal of Virology 81 (2007).

    Business Execution Highlights

    -- Formed and Closed Major Alliance with Roche, Valued at Over $1 Billion. Roche and Alnylam formed a major alliance on RNAi therapeutics - the largest drug discovery alliance in biotech history and broadest collaboration on RNAi therapeutics to date. Roche obtained a non-exclusive license to existing Alnylam fundamental, chemistry, and delivery intellectual property for RNAi therapeutics in certain defined fields. In addition, Roche acquired Alnylam's German operations. Alnylam received an aggregate of $331.0 million in upfront cash and an equity investment. The company could also receive significant milestones and royalties per successful product and additional payments related to field expansion options, valuing the transaction at over $1 billion.

    -- Launched Regulus Therapeutics. Alnylam and Isis Pharmaceuticals formed Regulus Therapeutics, a joint venture focused on the discovery, development, and commercialization of microRNA therapeutics. Because microRNAs regulate whole networks of genes that can be involved in discrete disease processes, microRNA therapeutics represent a new approach to target the pathways of human disease. Regulus combines the strengths and assets of Isis' and Alnylam's technologies, know-how, and intellectual property with strong leadership from a Scientific Advisory Board chaired by Nobel laureate David Baltimore and including key pioneers in the microRNA field.

    -- Advanced and Revised Medtronic Collaboration. Alnylam and Medtronic advanced their collaboration initiated in February 2005, following positive pre-clinical data. The collaboration is initially focused on developing a novel drug-device combination for the treatment of Huntington's disease, with a product expected to consist of an RNAi therapeutic targeting the huntingtin gene that is delivered by Medtronic's implantable infusion pump. The agreement has been revised as a 50/50 relationship for the U.S. market.

    --  Awarded $38.6 Million Contract from U.S. Government for
        Alnylam Biodefense Initiative. Alnylam was awarded a new $38.6 million contract over 33 months from the United States Defense Threat Reduction Agency (DTRA) to develop a broad spectrum RNAi anti-viral therapeutic for the treatment of viral hemorrhagic fever.

    -- Terminated Merck Collaboration. Alnylam terminated its Merck collaboration and rescinded all grants of its intellectual property related to current and future Merck development programs, including the collaboration's former co-development programs. Alnylam's current leadership position in the field of RNAi therapeutics affords it the ability to focus on its proprietary pipeline and to foster its higher value alliances.

    Intellectual Property (IP) Leadership Highlights

    -- European Patent Office (EPO) Allows Tuschl II Patent. A key fundamental patent from Alnylam's exclusively held "Tuschl II" patent series has been allowed by the EPO. The European patent (EP 1407044 or "'044 patent") broadly covers compositions, methods, and uses of small interfering RNAs (siRNAs), the molecules that mediate RNAi.

    --  Continued Leveraging of IP for Near-Term Value Creation.
        Alnylam continues to leverage its IP position for near-term value. This was accomplished recently with licenses of intellectual property to Hayashi Kasei and GeneDesign for the research reagent market.

    Conference Call Information

    Alnylam will host a conference call at 4:30 p.m. ET on November 1, 2007 to discuss 2007 third quarter financial results and recent corporate developments. The call may be accessed by dialing
866-543-6407 (domestic) or 617-213-8898 (international) five minutes prior to the start time and providing the passcode 83805594.

    A replay of the call will be available from 6:30 p.m. ET on November 1, 2007 until November 8, 2007. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 60466589. A live audio webcast of the call will also be available on the "Investors" section of the company's website, www.alnylam.com. An archived webcast will be available on the company's website approximately two hours after the event and will be archived for 14 days thereafter.

    About RNA Interference (RNAi)

    RNAi is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as "a major scientific breakthrough that happens once every decade or so," and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today, and was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

    About Alnylam Pharmaceuticals

    Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world's top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection. In addition, the company is developing RNAi therapeutics for the treatment of influenza, hypercholesterolemia, and liver cancers, among other diseases. The company's leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, and Roche. The company, founded in 2002, maintains headquarters in Cambridge, Massachusetts. For more information, visit www.alnylam.com.

    Alnylam Forward-Looking Statements

    Various statements in this release concerning our future expectations, plans, and prospects, including, without limitation, statements related to clinical development plans for ALN-RSV01, ALN-VSP01, ALN-PCS01 and our other product candidates, the filing of an IND for ALN-VSP01 and ALN-PCS01 and our other product candidates, projections for the amount and sufficiency of cash, cash equivalents and marketable securities, future payments to be received by collaborators and the government and our alliance-based revenue guidance for 2007, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to fund and the results of further pre-clinical and clinical trials; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales, and distribution of products; the successful development of our product candidates, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history; as well as those risks more fully discussed in the "Risk Factors" section of our most recent report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.



                    Alnylam Pharmaceuticals, Inc.
      Unaudited Condensed Consolidated Statements of Operations
               (In thousands, except per share amounts)

                                Three Months Ended Nine Months Ended
                                   September 30,      September 30,
                                ------------------ -------------------
                                  2007      2006     2007      2006
                                --------- -------- --------- ---------


Net revenues from research
 collaborators                  $ 16,315  $ 8,211  $ 32,665  $ 19,949
                                --------- -------- --------- ---------

Operating expenses:
 Research and development (1)     59,618   12,697   105,102    37,003
 General and administrative (1)    8,035    4,118    17,848    12,456
                                --------- -------- --------- ---------
   Total operating expenses       67,653   16,815   122,950    49,459
                                --------- -------- --------- ---------
   Loss from operations          (51,338)  (8,604)  (90,285)  (29,510)
                                --------- -------- --------- ---------
Other income (expense):
 Equity loss in joint venture
  (Regulus Therapeutics LLC)        (139)      --      (139)       --
 Interest income                   4,311    1,555     9,579     4,353
 Interest expense                   (272)    (265)     (833)     (733)
 Other expense                      (169)     (86)     (265)     (280)
                                --------- -------- --------- ---------
   Total other income (expense)    3,731    1,204     8,342     3,340
                                --------- -------- --------- ---------
Loss before income taxes         (47,607)  (7,400)  (81,943)  (26,170)
Provision for income taxes        (5,185)      --    (5,185)       --
                                --------- -------- --------- ---------
Net loss                        $(52,792) $(7,400) $(87,128) $(26,170)

                                ========= ======== ========= =========
Net loss per common share -
 basic and diluted              $  (1.35) $ (0.23) $  (2.29) $  (0.83)
                                ========= ======== ========= =========

Weighted average common shares
 - basic and diluted              39,025   32,122    37,984    31,465


(1) Non-cash stock-based
 compensation expense included
 in these amounts are as
 follows:
      Research and development  $  5,667  $   883  $  7,687  $  3,331
      General and
       administrative              2,255      831     4,181     2,364




                    Alnylam Pharmaceuticals, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                 (In thousands, except share amounts)

----------------------------------------------------------------------
                                                    September December
                                                       30,       31,
                                                      2007      2006
----------------------------------------------------------------------
Cash, cash equivalents and marketable securities     $468,378 $217,260
Collaboration receivables                               5,129    3,829
Prepaid expenses and other current assets               4,125    1,695
Property and equipment, net                            10,434   12,173
Long-term restricted cash                               5,313    2,313
Intangible and other assets                             1,811    2,736
Investment in joint venture (Regulus Therapeutics
 LLC)                                                   9,901        -
----------------------------------------------------------------------
Total assets                                         $505,091 $240,006
----------------------------------------------------------------------
Other current liabilities                            $ 25,804 $ 11,781
Deferred revenue                                      278,703   17,930
Notes payable, net of current portion                   3,946    5,919
Deferred rent                                           3,120    3,202
Other long-term liabilities                               583        -
Total stockholders' equity (40.6 million and 37.1
 million common shares outstanding at September 30,
 2007 and December 31, 2006, respectively)            192,935  201,174
----------------------------------------------------------------------
Total liabilities and stockholders' equity           $505,091 $240,006
----------------------------------------------------------------------


    This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2006.


    CONTACT: Alnylam Pharmaceuticals, Inc.
             Cynthia Clayton, 617-551-8207
             Director, Investor Relations and Corporate Communications or
             Patricia Allen, 617-551-8362
             Vice President, Finance and Treasurer